Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS FIRST QUARTER 2018 RESULTS

New York, NY - April 26, 2018 - Town Sports International Holdings, Inc. (“TSI”) (NASDAQ: CLUB) today reported results for the first quarter of 2018.
TSI’s earnings for the first quarter of 2018 are summarized below. To become fully apprised of our results, shareholders are urged to read our Form 10-Q for the quarterly period ended March 31, 2018 posted at https://www.townsportsinternational.com. The limited information that follows in this press release is not adequate for making informed investment decisions. The unaudited condensed consolidated Statements of Operations are included below.
Dollar amounts in this release are in thousands, except for share and per share amounts. Amounts are unaudited.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2018	2017
Revenues:
Club operations	$105,675	$97,671
Fees and other	1,436	1,409
	107,111	99,080
Operating Expenses:
Payroll and related	39,474	37,385
Club operating	48,364	45,174
General and administrative	5,911	6,330
Depreciation and amortization	9,128	10,309
	102,877	99,198
Operating income (loss)	4,234	(118)
Interest expense	3,168	3,108
Interest income	(36)	—
Equity in earnings of investee	(105)	(92)
Income (loss) before provision (benefit) for corporate income taxes	1,207	(3,134)
Provision (benefit) for corporate income taxes	78	(199)
Net income (loss)	$1,129	$(2,935)
Earnings (loss) per share:
Basic	$0.04	$(0.11)
Diluted	$0.04	$(0.11)
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	26,246,610	26,610,215
Diluted	26,854,091	26,610,215

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$1,129	$(2,935)
Interest expense, net of interest income	3,132	3,108
Provision (benefit) for corporate income taxes	78	(199)
Depreciation and amortization	9,128	10,309
EBITDA	13,467	10,283
Incremental expense related to the adoption of ASC 606 (1)	276	—
Separation expense related to headcount reductions and former executive officers	—	151
Net costs related to closing clubs and other cost-savings initiatives	—	315
Adjusted EBITDA	$13,743	$10,749
(1) On January 1, 2018, the Company adopted FASB Accounting Standards Codification Topic 606 and all the related amendments (“ASC 606”) which requires the Company to defer costs related to obtaining members and expense those costs over the estimated membership life. Under previous guidance, these membership costs were expensed at the time of the respective sale.
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is TSI’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, gain (loss) on extinguishment of debt, incremental expense related to the adoption of ASC 606, separation expense related to headcount reduction and former executive officers, and net costs related to closing clubs and other cost-savings initiatives. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in TSI regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which TSI’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential club closures, results of cost-savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “may,” “should,” or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and TSI undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.
Town Sports International Holdings, Inc. is a diversified holding company with subsidiaries engaged in a number of business and investment activities. The Company’s largest operating subsidiary has been involved in the fitness industry since 1973 and has grown to become one of the largest owners and operators of fitness clubs in the Northeast region of the United States. TSI’s corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders.
Until further notice, TSI will not be hosting conference calls to discuss quarterly results. TSI intends to continue to issue press releases reporting quarterly earnings.
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com